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Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24

REVISED AND RESTATED
ISIS 3521 SUPPLY AGREEMENT

        This Revised and Restated ISIS 3521 Supply Agreement ("Agreement") is made and entered into as of September 30, 2002 (the "Effective Date") between Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana ("LILLY") and Isis Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware ("ISIS").

WITNESSETH

        WHEREAS, ISIS and LILLY are parties to the Development and License Agreement relating to the development and commercialization of ISIS 3521 (the "Development and License Agreement"),

        WHEREAS, ISIS will manufacture, release and deliver ISIS 3521 API to LILLY for manufacture into Product and will also perform CMC activities and transfer to LILLY, or a third party selected by LILLY, the technology to manufacture ISIS 3521, pursuant to the terms set forth herein; and

        WHEREAS, the parties hereto agree that the Agreement will amend, restate and supercede that certain ISIS 3521 Clinical Supply Agreement dated August 29, 2001 (the "Clinical Supply Agreement") to reflect supply by ISIS of commercial as well as clinical quantities of ISIS 3521.

        NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        Capitalized terms used in this Agreement have the meanings set forth in Exhibit 1 hereto.

ARTICLE 2

MANUFACTURE AND SUPPLY OF API

        2.1    Subject to the terms and conditions set forth herein, LILLY will provide ISIS with estimates of LILLY's requirements of API in accordance with the forecasting requirements of Section 3.1 below. ISIS will supply LILLY's requirements of API [***], in accordance with the terms of this Agreement.

        2.2    ISIS will provide bulk API to LILLY for use in the Manufacture of Products. LILLY will be responsible for the formulation, filling, finishing, labeling and packaging of the Products, including stability studies; provided, however, that, in accordance with Section 6.2, until the Release Technology Transfer is completed, ISIS will perform Product release.

        2.3    The parties acknowledge that as of the Effective Date, a third party manufacturer performs the formulation, filling and finishing of Clinical Product for ISIS. LILLY will use commercially reasonable efforts to promptly establish, itself or through a third party manufacturer, the manufacturing process for formulating, filling, and finishing Product. If requested by LILLY, ISIS will cooperate with LILLY, as appropriate, to enable LILLY to enter into an agreement with the third party manufacturer used by ISIS to perform the formulation, filling and finishing of Product at LILLY's expense.

ARTICLE 3

ORDERS, LIMITATION OF SUPPLY, AND RAW MATERIALS

        3.1    Forecasting.

        (a)  ISIS and LILLY will establish a twenty-four (24) month rolling forecast (the "Rolling Production Forecast") that sets forth a good faith estimate of the quantity of API LILLY expects to receive from ISIS within the following twenty-four (24) month period. This Rolling Production Forecast will be updated on the first business day of each month by LILLY's Designated Representative. The first [***] of the Rolling Production Forecast constitute a firm order ("Firm Order"). Months [***] through twenty-four (24) are estimated quantities to be used for planning purposes only. Not later than ten (10) days after the Effective Date, LILLY's Designated Representative will provide ISIS with the first Rolling Production Forecast, which will begin on the first day of the calendar month following the Effective Date. LILLY acknowledges the most efficient way for ISIS to meet its supply obligations under this Agreement is to keep the volume of API consistent each month and therefore LILLY will make reasonable efforts to minimize the month to month fluctuations in the amount of API requested in a Firm Order and to order in full validated lot amounts.

        (b)  By the fifteenth (15th) of each month, LILLY will issue a purchase order for any Product included in the most recent Firm Order which is not already the subject of a purchase order. On each purchase order, LILLY will designate the amount of API to be billed at the API Clinical Supply Cost versus the API Commercial Supply Price, pursuant to section 5.1(a).

        (c)  The quantities set forth in a Firm Order will be binding on both parties, and LILLY will be obligated to purchase from ISIS, and ISIS will be obligated to supply, the specified quantities of API. ISIS will not be required to supply, nor will LILLY be required to purchase, API in a quantity exceeding the Firm Order.

        (d)  Notwithstanding the foregoing:

            (i)  ISIS will not be required to Deliver during a Calendar Quarter more than ISIS' Quarterly Capacity for applicable capacity levels as further described in Exhibit 2.

          (ii)  Prior to the Product receiving Marketing Approval, ISIS will not be required to Deliver more than [***] of the API forecasted for a quarter when that quarter was the [***] or [***] quarter (whichever was lower) of a Rolling Production Forecast. In addition, LILLY's forecast for [***] will be no less than [***] kilograms per month.

          (iii)  After the Product has received Marketing Approval, ISIS will not be required to Deliver more than [***], and LILLY will order no less than [***], of the API forecasted for that quarter when that quarter was the [***] quarter of a Rolling Production Forecast.

        (e)  ISIS agrees to use commercially reasonable efforts to supply LILLY, upon request, with quantities in excess of the quantity restrictions described in this Section 3.1.

        (f)    Notwithstanding the foregoing, if [***] then LILLY may cancel the portion of a Firm Order that has not yet been Manufactured; provided, that LILLY pays ISIS for certain costs related to the Manufacture of API including [***] Upon a cancellation, as described above, ISIS will credit to LILLY any prepayment made under Section 5.1(a) below against any amount LILLY owes ISIS, including the fees and costs described above against the balance of the prepayment. In this event, the parties acknowledge that ISIS may decrease its capacity level (as described in Exhibit 2) to 0, and that, should ISIS resume production at a later date, LILLY may then owe a new prepayment similar to that described in Section 5.1(a), to be agreed upon between the parties.

        (g)  ISIS' quarterly capacity for the Manufacture of API for Calendar Years 2003 through 2012 (the "Quarterly Capacity"), indicating the maximum amount of API that LILLY may order from ISIS during each such Calendar Quarter, is set forth in Exhibit 2.

        3.2    Limitations of Supply.

        (a)  In the event that at any time ISIS anticipates that it will be unable to supply in whole or in part the quantities of API set forth in an agreed-upon Firm Order for any reason, including without limitation force majeure, ISIS will notify LILLY in writing as soon as possible of such anticipated shortfall. ISIS will also notify LILLY of the underlying reason for the shortfall, proposed remedial measures, the date such inability to supply the full order of API is expected to end, and a proposed amount of API to be Delivered to LILLY.

        (b)  If ISIS cannot Manufacture as set forth in this Agreement, ISIS shall so inform LILLY immediately upon the prediction or occurrence of such non-supply. In such event, LILLY shall have the right to Manufacture, or have Manufactured by a contract manufacturer of LILLY's choice, API for LILLY's needs and ISIS shall provide all assistance and relevant information, know-how and data necessary for LILLY in establishing and beginning the Manufacture of API.

        (c)  ISIS hereby waives any claim it may have, and releases LILLY from any obligation it may have, under Section 2.5(d) of the Development and License Agreement (or any similar provisions of that Agreement) with regard to the Manufacture (as defined in the Development and License Agreement) of the Product in the event of any delay, disability or other problem (regardless of the cause) in ISIS' Manufacture of the Product.

        3.3    Raw Materials

        ISIS will purchase the Raw Materials used in the Manufacture of API. ISIS will lead the audits of the Raw Material vendors for cGMP compliance. ISIS will not enter into any agreement for the purchase of Raw Materials which will result in any financial obligation of LILLY for [***], or which is inconsistent with the current Rolling Production Forecast, without prior consultation with the MWG.

ARTICLE 4

QUALITY STANDARDS; MANUFACTURING WORKING GROUP

        4.1    Quality Standards.

        (a)  With respect to API in process prior to the time the Quality Agreement is adopted, ISIS will Manufacture such API in accordance with cGMP and the same specifications as applied to the Manufacture of API for use in Clinical Product used in the JVAA Study. Subject to the preceding sentence, ISIS will Manufacture API for use in Product in accordance with the API Specifications, cGMP, the MRD (as applicable), the Quality Agreement and other applicable rules and regulations of all Regulatory Authorities and other regulatory agencies with jurisdiction over the manufacture, use or sale of the API, as then in effect. If cGMP for the U.S. and its foreign equivalent differ, LILLY and ISIS agree that the more stringent requirements will apply. In the event that these requirements conflict, the MWG will discuss the issue and determine how to proceed. ISIS will be responsible for Manufacturing issues related to API safety and regulatory compliance. Each party will promptly notify the other party of any relevant new instructions or specifications required by a Regulatory Authority, and of other applicable rules and regulations of which that party becomes aware. The parties will confer with each other with respect to the best means to comply with such requirement and will allocate any costs of implementing such changes on an equitable basis. In the event that, in LILLY's reasonable judgment, ISIS is unable to timely or completely address any such requirement, LILLY may elect to lead the compliance effort in consultation with the MWG.

        (b)  ISIS will perform quality control testing, as is specified (i) in the Quality Agreement and API Specifications; and (ii) as required by a Regulatory Authority and by the mutual written consent of the parties, on each lot of API, prior to shipment.

        4.2    Certificate of Analysis.

        (a)  ISIS will provide a Certificate of Analysis to LILLY or its designated agent with each lot of API supplied hereunder. Such Certificate of Analysis will contain the results of the analysis of API as required in the API Specifications, and will certify with respect to each shipment and lot (identified by lot number): (i) the quantity of the shipment, and (ii) that the API delivered was Manufactured and packaged in accordance with the API Specifications and in conformance with cGMP. The Certificate of Analysis will also contain (y) any information in addition to that required pursuant to this subsection (a) as may be required by the Regulatory Authority of the country of destination of API or Product and (z) will certify with respect to each shipment and lot (identified by lot number) that the API delivered was Manufactured and packaged in accordance with any applicable registration commitments filed with any Regulatory Authority; provided, that with respect to clauses (y) and (z) above, LILLY provides to ISIS sufficient documentation and information necessary or useful to enable ISIS to conform with such requirements and commitments. ISIS will provide the results of such analysis to LILLY, along with any supporting data.

        (b)  LILLY will be under no obligation to accept any Delivered lot of API without an accompanying Certificate of Analysis that conforms to subsection (a) above. ISIS will also make available for LILLY's review ISIS' Manufacturing records for the API, including its master and production batch records, for the purposes of assuring product quality and compliance with agreed-upon Manufacturing procedures as per the following Section 9.3, Quality Assurance Audits.

        4.3    Manufacturing Working Group

        The MWG consists of 3 members from LILLY and 3 members from ISIS. The members must be individuals who are capable of responding to the technical, financial, quality, and other issues that could arise under this Agreement. The MWG can consult with, and receive assistance from, LILLY and ISIS employees who are not MWG members. The additional objectives of the MWG are (i) with the parties' quality units, to adopt the initial Quality Agreement and MRD and subsequent amendments (if any) to each; (ii) to agree on specific Delivery dates for each Firm Order and discuss and agree upon any current forecasting issues; (iii) monitor the parties' performance under this Agreement, including reviewing, on a periodic basis, forecast accuracy, on-time delivery and API Supply Price elements; and (vi) monitor and review the parties' performance under the Loan Agreement, including disbursements and the use of the loan proceeds. The MWG shall report to the parties at least once each calendar quarter and more frequently as requested. LILLY will designate one of its representatives as chairman of the MWG. In the event of a tied vote, the MWG chairman will refer the matter to the LILLY Product Team Leader, who will have final decision-making authority; however, ISIS will not be required to make any financial investment pursuant to such a decision without its agreement, unless such investment is required under the terms of this Agreement. In the event ISIS disagrees with a decision made by the LILLY Product Team Leader, the issue can be brought to the Oversight Committee (see Section 15.6).

        4.4    Quality Agreement.

        (a)  Promptly after the Effective Date, the MWG will begin developing the initial Quality Agreement for API (the "Quality Agreement"). The Quality Agreement shall be adopted (with appropriate signatures) by November 1, 2002.

        (b)  The MWG will, at least annually, review the Quality Agreement and will amend it from time to time as necessary through the issuance of a revised section incorporating the modification and stating the effective date of the modification, signed by a duly authorized representative from each party who is a member of the quality control/quality assurance group, as evidenced by a signed, revised Quality Agreement incorporating the revision number that sets forth the effective date of the modifications and reason for the revision.

        (c)  The Quality Agreement will describe the parties' quality control, quality assurance and regulatory responsibilities relating to the Manufacture and release of the API by ISIS. The Quality Agreement will include as an exhibit the current standard operating procedures of ISIS, as may be amended by ISIS from time to time, listed in Exhibit 3. ISIS will promptly provide to LILLY an updated set of such standard operating procedures upon LILLY's request. All standard operating procedures used by ISIS in connection with the Manufacture of API will comply with cGMP.

        (d)  In the event of an inconsistency between the Quality Agreement and the terms of this Agreement, the terms of this Agreement will apply.

        4.5    Manufacturing Responsibilities Document.

        (a)  Promptly after the Effective Date, and in any event no later than the initial commercial or demonstration lot of the Commercial Product, the MWG will adopt a Manufacturing Responsibilities Document ("MRD") addressing the Manufacture and validation of Product.

        (b)  The MWG will, at least annually, review the MRD and will amend it from time to time through the issuance of a revised section incorporating the modification and stating the effective date of the modification, signed by a duly authorized representative of each party.

        (c)  In the event of an inconsistency between the MRD and the terms of this Agreement, the terms of this Agreement will apply.

        4.6    Procedures Regarding Changes to Manufacturing Process.

        (a)  Subject to the following, the MWG will consider and agree upon the guidelines and the approval process to be applied to any material change in Manufacturing materials, equipment, processes, procedures, or to the API Specifications proposed by ISIS or LILLY.

        (b)  During the term of this Agreement, if ISIS or LILLY proposes to make a material change in Manufacturing materials, equipment, processes, procedures, or to the API Specifications, the party proposing the change will notify the MWG and provide information to the MWG regarding such change at a level sufficient to allow the MWG members to evaluate the impact of such change on the Manufacturing Process, and to form a basis for the MWG to determine whether or not to approve such material change.

        (c)  If there are any additional questions regarding notification and approval that arise during the term of this Agreement, ISIS will submit the questions to the MWG or, if an immediate response is required, will contact LILLY's Quality Assurance function to determine the level of review/notification that may be required by the proposed change. The parties will obtain the prior Regulatory Approval and any other required approvals, if such approval is required, before any such material change is implemented.

        4.7    Compliance with Laws.

        In performing its obligations under this Agreement, ISIS will comply with all applicable present and future orders, rules, regulations, requirements and laws ("Legal Requirements") of any and all U.S. authorities and agencies, including without limitation laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials (the "U.S. Legal Requirements"), and any Legal Requirements of other countries ("Foreign Legal Requirements") of which it is informed in writing by LILLY. If the U.S. Legal Requirements conflict with the Foreign Legal Requirements, the parties will discuss and agree on how to resolve such conflict.

        4.8    Documentation and Record Keeping.

        ISIS will keep complete, accurate and authentic accounts, notes, data and records of all of ISIS' work performed under this Agreement, including, but not limited to, complete and adequate records pertaining to the methods and facilities used for the Manufacture in accordance with master production records, batch production records, product history documents (e.g., master formulae, validation packages, specifications, CT batch history documents, batch specific deviation reports, COAs), Standard Operating Procedures ("SOPs"), as well as the applicable regulations so that API may be used in the production of a substance to be used in humans. ISIS will maintain these records for 2 years after expiration of the Products that incorporate the particular API. LILLY will notify ISIS in writing of the expiration of Products that incorporate specific API pursuant to the procedures described in the MRD, and if LILLY changes the expiration date on any Product. SOPs will be maintained for 5 years after the document is superseded or deleted. Upon expiration of the retaining periods for the respective records as provided in this Section and in case ISIS wishes to cease retention of such records, ISIS will notify LILLY so that LILLY may, at its cost, retain such records.

        4.9    Reviews.

        ISIS will generate and provide annual summary reviews for API Manufacturing and control as well as supporting documents or other information for annual product reviews as agreed by the parties.

ARTICLE 5

SUPPLY PRICE; PAYMENT AND TERMS OF SALE

        5.1    Supply Price.

        (a)  The API Clinical Supply Price will apply to all API supplied to LILLY for use in the Manufacture of Clinical Product which is used prior to receiving Marketing Approval. In addition, the API Clinical Supply Price will apply to API supplied to LILLY for use in the Manufacture of Product which is used in clinical trials after the Product has received Marketing Approval, only where the product used in the clinical trial is provided by LILLY at no cost and is not reimbursable. This pricing concession applies up to a maximum of [***] of the API Delivered by ISIS during the first twenty-four (24) months following receipt of Marketing Approval, [***] of the API Delivered by ISIS during the next twelve (12) months, and [***] of the API Delivered by ISIS during the next twelve (12) months and any Calendar Year thereafter. Should the amount of product needed for such clinical studies exceed the percentage described above, the parties will discuss, in good faith, raising the percentage limitation. In the event that LILLY believes that additional un-reimbursed studies are necessary or advisable, ISIS and LILLY shall discuss the supply price for such Product in good faith. Except as stated above, the API Commercial Supply Price will apply to all API supplied to LILLY. Pursuant to Section 2.03 of the Loan Agreement, LILLY may offset [***] of the API Supply Cost of all product purchased by LILLY hereunder against the outstanding principal and interest due under the Loan Agreement, if any.

        LILLY will [***] within twenty (20) days of approval by ISIS of the Raw Materials needed for the demonstration and Validation lots of Product described in the Rolling Production Forecast. In the event of an increase in capacity level (see Exhibit 2), LILLY will prepay ISIS an additional amount such that the aggregate outstanding prepayment from LILLY to ISIS (including all uncredited prepayments already received by ISIS) will equal the prepayment amount specified on Exhibit 2 that is applicable to the new capacity level. Such additional prepayment will be due within twenty (20) days after placing the Firm Order that raises the capacity level. In the event of a decrease in capacity level (see Exhibit 2), ISIS will credit LILLY an amount such that the aggregate outstanding prepayment from LILLY to ISIS (including all uncredited prepayments already received by ISIS) is reduced to the prepayment amount specified on Exhibit 2 that is applicable to the new capacity level. LILLY may apply such credit to any invoice received by LILLY more than thirty (30) days after the Firm Order that decreases the capacity level. ISIS will invoice LILLY for the API Clinical Supply Price and/or the API Commercial Supply Price, as appropriate, of each shipment of API Delivered to LILLY. LILLY will pay each invoice within [***] after receipt of the applicable invoice, subject to the provisions of Section 5.3; provided, however, that LILLY may apply any prepayment described above against the invoice for the final two months of the final Firm Order delivered to LILLY, and to the final obligations of LILLY under Section 5.5 of this Agreement. ISIS will promptly refund any portion of this prepayment not credited against LILLY obligations under this Agreement upon termination or expiration of this Agreement. Interest will be charged on late payments consistent with the provisions of subsection (d) below.

        (b)  LILLY will keep accurate records in sufficient detail to enable ISIS to reconcile LILLY's actual use of API (i.e. for Clinical Product versus Commercial Product) against the use set forth in the applicable purchase order. LILLY will provide these records to ISIS on a quarterly basis. In the event that API purchased at the API Clinical Supply Price is used for Commercial Product, LILLY will pay the difference between the API Clinical Supply Price and the API Commercial Supply Price to ISIS in cash upon receipt of an invoice from ISIS. In the event that API purchased prior to the Marketing Approval for the Commercial Product at the API Commercial Supply Price is used for Clinical Product, ISIS will credit the difference between the API Commercial Supply Price and the API Clinical Supply Price to LILLY on the next invoice provided to LILLY more than thirty (30) days after ISIS has received written notice of the discrepancy.

        (c)  All payments due hereunder will be paid by wire transfer in U.S. Dollars to such bank account as is designated in writing by ISIS from time to time. LILLY will pay a late payment service charge of [***] per month (or the highest amount allowed by law, if lower than [***] on all past due amounts.

        5.2    Delivery.

        (a)  ISIS will deliver API to a carrier designated by LILLY FCA ISIS' Facility (Incoterms 2000). The shipping and packaging specifications will be agreed upon by the parties.

        (b)  In the event of a physical loss of work in process or API ordered at the API Clinical Supply price prior to the transfer of title pursuant to the Delivery of API as provided in subsection (a) above, any uninsured portion of the loss will be shared by LILLY and ISIS as follows: [***]. Any deductible will be applied ratably against all items damaged or lost. In the event of a physical loss of work in process or API ordered at the API Commercial Supply Price prior to the transfer of title pursuant to the Delivery of API as provided in subsection (a) above and such loss is not the result of an Uncontrollable Event, any uninsured portion of each loss will be shared by LILLY and ISIS as described above [***] Thereafter, ISIS will absorb any loss related to the remaining affected lots in such loss, and will reimburse LILLY for the cost of any LILLY Raw Materials consumed.

        (c)  ISIS will use commercially reasonable efforts to Deliver the API to LILLY, or a third party designated by LILLY, on the mutually agreed-upon Delivery date (as determined by the MWG). ISIS will be considered late on a Delivery, if such Delivery has not occurred on the applicable Delivery date, where the delay was not due to an Uncontrollable Event. In the event that ISIS is late in the delivery of API, ISIS will pay, or reimburse LILLY, [***].

        5.3    Acceptance and Claims; Materials Review Board.

        (a)  If LILLY claims that any sample of API did not meet the warranty specified in Article 8, LILLY will notify ISIS in writing within [***] of such Delivery, and a joint Materials Review Board formed under subsection (b) below will review the test data generated by LILLY and ISIS under QA approved procedures mutually agreed by the parties within [***] after LILLY's notice to ISIS.

        (b)  Promptly after the Effective Date, ISIS and LILLY will each select 2 members of their in-house materials review boards (or other senior personnel with appropriate qualifications) to participate in a joint Materials Review Board ("MRB") that will review and consider any test data generated by LILLY and ISIS with respect to the Delivered lot of API.

        (c)  If the members of the MRB are thereafter unable to agree as to whether the API met the warranty specified in Article 8, the parties will cooperate and have the test data reviewed by an independent third party selected by LILLY and approved by ISIS, which approval will not be unreasonably withheld. If the independent third party reviewer cannot determine whether the Delivered API in dispute met the warranty of Article 8, a sample of the lot of the Delivered API in dispute retained by ISIS will be analyzed in accordance with the API Specifications, under QA approved procedures, by an independent testing laboratory of recognized repute selected by LILLY and approved by ISIS, which approval will not be unreasonably withheld. The results of such laboratory testing will be final and binding on the parties on the issue of compliance of the API with such warranty.

        (d)  If the Delivered API is determined to meet the warranty set forth in Article 8 or fails to meet the warranty as a result of an Uncontrollable Event, LILLY will bear the cost of any third party review and/or independent laboratory testing performed pursuant to subsection (c) above and will pay for the API in accordance with the terms of this Agreement. If the API is determined not to meet the warranty set forth in Article 8 and the reason the API did not meet such warranty was not the result of an Uncontrollable Event, ISIS will bear the cost of any third party review and/or independent laboratory testing performed pursuant to subsection (c) above.

        (e)  If ISIS agrees, or if it is determined pursuant to subsection (c) above, that API ordered and Delivered at the API Clinical Supply Price did not conform to the warranty set forth in Article 8 and such nonconformance was not the result of an Uncontrollable Event, ISIS will use commercially reasonable efforts to Manufacture and Deliver a replacement lot of API to LILLY for the lot of API that did not conform to such warranty, and LILLY will pay ISIS for any such replacement lot of API, in accordance with the provisions of Section 5.1 herein. [***] In the event of nonconforming API ordered and Delivered at the API Commercial Supply Price and such nonconformance is not the result of an Uncontrollable Event, [***]

        (f)    Any Delivered API which ISIS agrees did not meet, or which was determined not to have met, the Article 8 warranty that is in LILLY's control will, at ISIS' option, either be returned to ISIS or will be destroyed pursuant to ISIS' instructions and with LILLY's approval, which approval will not be unreasonably withheld, at ISIS' expense.

        (g)  Failure by LILLY to notify ISIS within [***] after Delivery of API which does not meet the warranty under Article 8 will be a waiver of the remedies available to LILLY under this Section 5.3.

        (h)  Should either party, or any third party representative of LILLY, identify any possible latent defect of or in API that is not revealed by the procedures set forth above [***] of receipt of any shipment by LILLY, it will so notify the other party immediately upon discovery. LILLY and ISIS will discuss in good faith and agree upon the appropriate measures to be taken by the parties related to such latent defect.

        5.4    Terms of Sale.

        The terms and conditions of this Agreement will be controlling over any inconsistent terms or conditions included in any agreed-upon order for API or any other sales acknowledgment or document. No provision of any LILLY forms purporting to be orders for API that may impose different conditions than those herein referenced upon ISIS, LILLY or their respective Affiliates will be of any force or effect unless expressly agreed to in writing by both parties.

        [***]

        (b)  This Section 5.5 will survive the termination of this Agreement (other than a termination by LILLY pursuant to Section 13.2(a) for an uncured material breach by ISIS or pursuant to

Section 13.3(b) in the event of an ISIS Change of Control). LILLY's obligations under this Section 5.5 will terminate immediately if the Dedicated Facility is sold, transferred or shut down (except where the Dedicated Facility is shut down because ISIS has no Firm Orders from LILLY outstanding); or ISIS assigns this agreement without LILLY's consent.

        5.6    Record Keeping and Audit.

        ISIS will keep accurate records in sufficient detail to enable the API Clinical Supply Price, the API Commercial Supply Price [***] to be verified. Upon written request of LILLY and not more than once in each Calendar Year, ISIS will permit representatives of LILLY, including their independent accountants, to have access during normal business hours and upon reasonable advanced written notice to such records as necessary to verify the API Clinical Supply Price, the API Commercial Supply [***] Once specific records have been audited under this Section 5.6, no further audit of such records may be made. If such audit concludes that any amounts are due to either party, such payment will be made within [***] after the determination by the parties. The parties will treat all financial information subject to review under this Section 5.6 in accordance with the confidentiality provisions of the Development and License Agreement, which are incorporated herein and made part of this Agreement by reference. In addition, LILLY will make reasonable efforts to coordinate the timing of audits under this Agreement and the Loan Agreement so as to minimize disruption to ISIS' day-to-day operations.

ARTICLE 6

TECHNOLOGY TRANSFER

        6.1    Technology Transfer Team.

        (a)  The Technology Transfer will be coordinated and implemented under the MWG. The MWG will form a team (the "Technology Transfer Team") comprised of the members of the MWG and such additional employees of each of the parties selected by the MWG as it deems appropriate to effect the Technology Transfer (with equal representation of each of the parties). Members of the Technology Transfer Team will each have appropriate technical credentials, experience and knowledge; the Technology Transfer Team will be co-chaired by a LILLY representative and an ISIS representative from the MWG. The advice of additional employees or consultants of either party may by mutual consent of the parties be obtained.

        (b)  Decisions of the Technology Transfer Team will be made by unanimous decision of the two-co-chairs; provided however, in the event that the co-chairs do not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct in issue will be determined in good faith by the MWG. In the event that the MWG does not, after good faith efforts, reach agreement on such issue, the resolution and/or course of conduct in issue will be determined in good faith by the Product Leader at LILLY with respect to Product, who shall hold at least an Executive Director position at LILLY, after consultation with the Executive Vice President of ISIS.

        (c)  Throughout the entire Technology Transfer Term, the Technology Transfer Team will meet at least once each month in person or by teleconference, videoconference or by other mutually acceptable means, as necessary to implement effectively and efficiently the Release Technology Transfer Plan and the API Technology Transfer Plan.

        6.2    Technology Transfer for Clinical Product Release.

        (a)  Promptly after the Effective Date, the Technology Transfer Team will establish a plan (the "Release Technology Transfer Plan") for the transfer to LILLY of the Release Technology as specified in the Release Technology Transfer Plan (the "Release Technology Transfer"). The goal of the Release Technology Transfer Plan is to effect the Release Technology Transfer at the same time that LILLY's manufacturing facility becomes available.

        (b)  The Release Technology Transfer Plan will include inter alia (i) procedures designed to effect the prompt and efficient Release Technology Transfer, (ii) a list of events necessary to accomplish the Release Technology Transfer, (iii) a description of the training and support to be provided by ISIS to LILLY during the Release Technology Transfer, and (iv) the time period during which ISIS will perform the Release Technology Transfer.

        (c)  During the Technology Transfer Term with respect to the Release Technology Transfer, ISIS will (i) disclose and transfer to LILLY all of the Release Technology as specified in the Release Technology Transfer Plan and (ii) provide to LILLY the training and support described in the Release Technology Transfer Plan and in this Agreement.

        (d)  ISIS will use commercially reasonable efforts to perform the Release Technology Transfer in accordance with the Release Technology Transfer Plan and the terms of this Agreement. The parties will cooperate so that the Release Technology Transfer may be completed as expeditiously as possible.

        (e)  LILLY will use commercially reasonable efforts to implement the Release Technology to be transferred by ISIS pursuant to this Section 6.2, and to make available all reasonably necessary personnel and other resources to enable such transfer without delay.

        6.3    Technology Transfer Plan for Manufacture of API.

        (a)  Promptly after the Effective Date, the Technology Transfer Team will establish a plan (the "API Technology Transfer Plan") for the transfer of the Manufacturing Process and the Manufacturing Technology for the Manufacture of API from ISIS to LILLY, its Affiliates or a third party designated by LILLY (the "API Technology Transfer"). The goal of the API Technology Transfer Plan is to enable LILLY to apply the Manufacturing Technology, implement the Manufacturing Process and Manufacture API as soon as LILLY's manufacturing facility becomes available.

        (b)  The API Technology Transfer Plan will include inter alia (i) procedures designed to effect the prompt and efficient API Technology Transfer, (ii) a list of events necessary to accomplish the API Technology Transfer, (iii) a description of the training and support to be provided by ISIS to LILLY during the API Technology Transfer, and (iv) the time period during which ISIS will perform the API Technology Transfer.

        (c)  During the Technology Transfer Term with respect to the API Technology Transfer, ISIS will (i) disclose and transfer to LILLY all of the Manufacturing Process and the Manufacturing Technology as specified in the API Technology Transfer Plan and (ii) provide to LILLY the training and support described in the API Technology Transfer Plan and in this Agreement.

        (d)  ISIS will use commercially reasonable efforts to perform the API Technology Transfer in accordance with the API Technology Transfer Plan and the terms of this Agreement. The parties will cooperate so that the API Technology Transfer may be completed as expeditiously as possible.

        (e)  LILLY and/or its third party manufacturer will use commercially reasonable efforts to establish the Manufacturing Process for the Manufacture of API to be transferred by ISIS pursuant to this Section 6.3, and to make available all reasonably necessary personnel and other resources to enable such transfer without delay.

        6.4    Training and Support.

        The training and support to be provided by ISIS to LILLY in connection with the Release Technology Transfer and the API Technology Transfer (the "Technology Transfer") will include without limitation training and support in a mutually acceptable facility in all of the methods necessary to practice the Release Technology and the Manufacturing Technology, as detailed in the Release Technology Transfer Plan and the API Technology Transfer Plan. In addition, a reasonable number of employees of LILLY and its Affiliates will be entitled to visit ISIS facilities including without limitation pilot and commercial scale facilities and testing laboratories to observe relevant processes in operation.

        6.5    Payment of Technology Transfer Costs.

        The Technology Transfer Team will submit a plan for resourcing the Technology Transfer to the MWG. A budget for ISIS and LILLY resources to be used in the performance of the Technology Transfer will be developed to ensure effective forward planning and cost management. LILLY will compensate ISIS by paying [***] ISIS will invoice LILLY on a quarterly basis for all activities performed and expenses incurred in accordance with this Article. LILLY will pay each invoice within [***] after receipt. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).

        6.6    Records.

        ISIS will maintain records, in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes, which will fully and properly reflect all of the work done and the progress achieved in the performance of the Technology Transfer (the "Records"). The Records at all times will be available to the Technology Transfer Team and LILLY will have the right, during normal business hours and upon reasonable notice, to inspect and copy all such Records. LILLY also will have the right to arrange for its employees and/or consultants to visit ISIS at its offices and laboratories and other facilities during normal business hours on reasonable notice concerning or in furtherance of the Technology Transfer and/or to discuss the progress of the Technology Transfer and its results in detail with the technical personnel and consultants of ISIS.

ARTICLE 7

ISIS CMC AND DEVELOPMENT ACTIVITIES

        7.1    ISIS CMC Activities.

        (a)  As part of its activities under the Development Plan set forth in the Development and License Agreement, ISIS will perform the CMC items set forth in Exhibit 3 hereto. ISIS will perform the listed activities and such other activities as approved by the JDC in support of the preparation and filing of the NDA according to the schedule set forth in the Development Plan.

        (b)  In consideration of ISIS' performance of CMC activities in connection with ISIS 3521 as set forth in Exhibit 3, LILLY will compensate ISIS for such performance at [***] ISIS will invoice LILLY on a quarterly basis for all activities performed in accordance with this Article and related expenses. Payments due under this Section will be [***] days after receipt of each invoice by LILLY. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).

        7.2    ISIS Development Activities.

        (a)  LILLY will compensate ISIS for additional development efforts undertaken by ISIS, such as analytical methods development for raw materials, API and drug product testing and release, and process development in connection with other phosphorothioate oligodeoxynucleotides, which additional activities support the activities of ISIS with regard to ISIS 3521.

        (b)  In consideration of ISIS' performance of such additional activities in connection with ISIS 3521, LILLY will compensate ISIS at the [***] used in activities allocated to ISIS 3521 development, manufacture or support, [***] Payments due under this Section will be due [***] days after receipt of each invoice by LILLY. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).

ARTICLE 8

PRODUCT WARRANTY

        8.1    API Specifications; cGMPs; Applicable Laws.

        Subject to Section 8.2 below, ISIS warrants that the API will, at the time of Delivery, be Manufactured in accordance with and meet (a) the API Specification; (b) cGMP; (c) requirements of the Quality Agreement, (d) the requirements of the MRD, and (e) the Legal Requirements.

        8.2    Foreign Manufacturing Requirements.

        If the cGMP or the Legal Requirements applicable to the Manufacture of API for use in the U.S. (the "U.S. Manufacturing Requirements") are different from those applicable outside to the Manufacture of API for use in countries other than the U.S. (the "Foreign Manufacturing Requirements"), the warranty of subsection (a) will include such Foreign Manufacturing Requirements only if LILLY has informed ISIS thereof in writing as provided in Section 4.1, the parties have resolved any conflicts as provided in Section 4.6, and have adapted the Manufacturing Process, if necessary, as provided in Section 4.3.

        8.3    MRB Approved API.

        Notwithstanding anything in this Agreement, API will be deemed to conform with API Specifications at the time of Delivery if approved by the MRB pursuant to Section 5.3 for release and further processing into Product.

ARTICLE 9

QUALITY CONTROL

        9.1    Specifications and Process Changes.

        The API Specification may not be materially amended, changed or supplemented, except as provided in Section 4.3 and 4.6 above. Unless otherwise specified in that Section, material changes required to comply with applicable laws and regulations and Agency requirements will be mutually agreed upon by ISIS and LILLY.

        9.2    Matters Relating to the Facility.

        (a)  ISIS will Manufacture API supplied by ISIS hereunder at the Dedicated Facility. ISIS will perform release testing of API at the Dedicated Facility and/or the facility of subcontractors.

        (b)  LILLY will have the right to have a maximum of [***] persons at the Facility while ISIS is conducting development activities, Manufacturing the API for LILLY, or in the event that ISIS fails to supply or is having problems supplying API that meets the API Specifications in a timely manner. LILLY will consult with the MWG on the individuals to be assigned to these positions. ISIS may escort any LILLY visitors to the Facility, and all LILLY visitors will abide by ISIS' safety and other workplace rules, practices and procedures. Observations made by LILLY personnel will be promptly discussed with ISIS and such corrective action as LILLY determines to be reasonably required will be promptly implemented by ISIS at LILLY's expense. ISIS will maintain complete and accurate records of all reasonably relevant information relating to the performance by ISIS of its obligations hereunder. ISIS will permit LILLY to review relevant cGMP documentation. LILLY visitors will maintain as confidential any ISIS Proprietary Information (as defined in the Development Agreement) that they receive or are exposed to which does not directly pertain to this Agreement or the Development Agreement.

        9.3    Quality Assurance Audits.

        ISIS will perform inspections of its facilities to review its manufacturing operations and assess its compliance with cGMP. In addition, upon LILLY's written request and at mutually agreeable times during normal business hours, ISIS will permit representatives of LILLY to review ISIS' manufacturing operations and records and assess its compliance with cGMP and quality assurance standards and to discuss any manufacturing issues with ISIS' manufacturing and management personnel. Through the MWG, LILLY will have notice of how many production runs ISIS may conduct in a given Calendar Year, which will permit LILLY personnel to observe any such production run, if LILLY so chooses, after providing notice to ISIS (and at its own expense). In the event of a regulatory inspection that directly involves the API, ISIS will immediately inform LILLY of the issuance of the Notice of Inspection (or an equivalent notice from a non-U.S. Regulatory Authority) will provide LILLY with copies of all communications relating thereto and LILLY will be allowed to participate.

        9.4    Testing.

        (a)  ISIS will perform such tests as are indicated in the API Specification. Such testing methods will be qualified by ISIS prior to use and certain of such tests will be stability indicating. No production lot of API will be released for Delivery unless such tests show the API to meet the API Specification. Should any production lot fail to meet API Specification limits, such lot will not be released, unless the failure is identified following release, in which case the identifying party will immediately notify the other party and they will cooperate on the actions to be taken as described in Section 5.3.

        (b)  ISIS is responsible for obtaining and retaining, at LILLY's expense, the amount of API required for quality control release testing as indicated in the API Specification, as applicable. Such amounts will be retained for a period of not less than 1 year from the last retest date prescribed by ISIS, and thereafter shipped at LILLY's request for longer term storage at a designated LILLY facility.

        (c)  At LILLY's expense and approval, ISIS will perform an on-going program of stability testing, as required in the stability plan to be agreed by the parties, and provide a stability report to support the transportation of API to a LILLY-designated facility. The stability study period will be for a period specified by LILLY following completion of Manufacture of such production lots and such stability testing will be stability indicating. In the event that ISIS will detect a change in a degradant in excess of the amount specified in the stability plan of API in connection with such testing, ISIS will notify LILLY, and as a part of each stability test of such lot thereafter, ISIS will specifically incorporate additional testing and controls (e.g., storage condition changes), as LILLY may reasonably specify.

        (d)  In consideration of ISIS' performance of testing as set forth in subsection (c) above, LILLY will compensate ISIS for such performance [***] ISIS will invoice LILLY on a quarterly basis for all activities performed in accordance with this Section 9.4 and related expenses. Payments due under this Section will be due [***] after receipt of each invoice by LILLY. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).

        9.5    Information Relating to Manufacturing Conditions.

        (a)  Each party will notify the other immediately of any health hazards with respect to API of which it becomes aware which may impact employees involved in the Manufacture of API.

        (b)  Each party will promptly advise the other of any safety or toxicity problem that is not part of the knowledge base readily available in chemical manufacturing facilities of which either party becomes aware regarding the API.

        9.6    Agency Inspections.

        ISIS hereby agrees to advise LILLY of any visit or inspection by an Agency of the Dedicated Facility relating to the Manufacture of API, provide copies of all communications relating thereto and will permit one or more qualified representative(s) of LILLY to be present, when possible. If LILLY is not present during such a visit or inspection for any reason, ISIS will promptly provide a copy of the actual report of the results of the inspection to LILLY. ISIS will furnish LILLY copies of all reports, documents or correspondence with respect to any such Agency inspections of the Dedicated Facility.

        9.7    Storage and Delivery.

        ISIS will store and Deliver API in accordance with the MRD and/or Quality Agreement, API Specifications and label requirements set forth by the MWG and cGMP or applicable Regulatory Approval, as appropriate.

ARTICLE 10

REGULATORY MATTERS

        10.1    ISIS will prepare and promptly provide necessary and useful information, including without limitation Manufacturing information, as is needed to support filings of Registrations by LILLY, its Affiliates, sublicensees or distributors of Product. In addition, ISIS will participate as required in resolving regulatory concerns. ISIS will be responsible for maintaining current technical information needed to support such submissions of Registrations, and accordingly will promptly provide LILLY with advance notification of all changes in such technical information required to be filed as amendment to CMC. All such activities will be at LILLY's expense, which will be agreed to in advance by the parties.

        10.2    The mutual goal of ISIS and LILLY will be to maintain an integrated approach to the content and timing of all submissions of Registrations made by LILLY in an effort to obtain and maintain regulatory approvals of a Product. To ensure this mutual goal is met, with respect to issues pertaining to API or to a Product, ISIS will provide to LILLY the right to review and reference all authorizations, certificates, methodologies and specifications in the possession or under the control of ISIS relating to the pharmaceutical/technical development and Manufacture or any component thereof to the extent needed for LILLY's filings of Registrations.

ARTICLE 11

RECALLS AND CUSTOMER INQUIRIES

        11.1    ISIS and LILLY agree to immediately inform each other in writing of all incidents and/or any Product that is alleged or proved to be the subject of recall, market withdrawal or correction and will cooperate fully with one another in connection therewith. If ISIS or LILLY is required or requested by any governmental authority, or if LILLY (in good faith and in accordance with its corporate policy on recalls) otherwise elects, to recall any Product for any reason, LILLY will be responsible for implementing such recall.

        LILLY will conduct, in accordance with its corporate quality assurance procedure regarding recalls, an investigation into each recall conducted. LILLY will notify ISIS promptly in writing of the results of such investigations and ISIS will cooperate fully in completing timely investigations relating to Manufacturing at ISIS.

        LILLY will be responsible for all expenses it incurs in connection with any Product recall, unless the defect in the recalled Product is attributable to a failure of API Manufactured by ISIS to meet API Specifications at the time of Delivery and such failure was not the result of an Uncontrollable Event. In case of such a failure, ISIS will (subject to the limitations set forth in Article 14) reimburse LILLY for [***]

        11.2    The parties will work together to jointly develop processes and procedures for handling inquiries from customers and adverse drug events with respect to Product. Such processes and procedures will be referenced in the MRD and/or Quality Agreement. LILLY will be responsible for investigating, responding to customers, and tracking such inquiries and events. ISIS will be responsible for providing reasonable assistance for such investigation and reporting Product complaints and adverse drug events to LILLY.

ARTICLE 12

INDEMNIFICATION AND INSURANCE

        12.1    Indemnification.

        (a)    Clinical Products.    With respect to Clinical Products, ISIS will defend, indemnify and hold harmless LILLY, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by third parties to the extent based upon or arising out of (i) the failure by ISIS to meet the warranties set forth in Article 8 (provided such failure does not arise solely from actions of the MWG or an Uncontrollable Event); (ii) a material breach by ISIS of its obligations set forth in this Agreement (provided such breach does not arise solely from actions of the MWG or an Uncontrollable Event); or (iii) gross negligence or willful misconduct of ISIS, its officers, employees and agents in the performance of its obligations hereunder.

        With respect to Clinical Products, LILLY will defend, indemnify and hold harmless ISIS, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by third parties to the extent based upon or arising out of (i) a material breach by LILLY of its obligations set forth in this Agreement; (ii) actions of the MWG, except to the extent caused by the negligence or willful misconduct of ISIS; or (iii) gross negligence or willful misconduct of LILLY, its officers, employees and agents in the performance of its obligations hereunder.

        (b)    Commercial Products.    With respect to Commercial Products, ISIS will defend, indemnify and hold harmless LILLY, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by third parties to the extent based upon or arising out of (i) the failure by ISIS to meet the warranties set forth in Article 8 (provided such failure does not arise solely from actions of the MWG or an Uncontrollable Event); (ii) a material breach by ISIS of its obligations set forth in this Agreement (provided such breach does not arise solely from actions of the MWG or an Uncontrollable Event); or (iii) gross negligence or willful misconduct of ISIS, its officers, employees and agents in the performance of its obligations hereunder.

        With respect to Commercial Products, LILLY will defend, indemnify and hold harmless ISIS, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by third parties to the extent based upon or arising out of (i) this Agreement or (ii) the Manufacture, use, importation, or commercialization (including marketing) of Commercial Products, except to the extent such claims are based upon or arise out of (x) the failure by ISIS to meet the warranties set forth in Article 8 (provided such failure does not arise solely from actions of the MWG or an Uncontrollable Event); (y) a material breach by ISIS of its obligations set forth in this Agreement (provided such breach does not arise solely from actions of the MWG or an Uncontrollable Event); or (z) negligence or willful misconduct of ISIS, its officers, employees and agents in the performance of its obligations hereunder.

        12.2    Claims.

        (a)  If a claim is made against a party entitled to indemnification under this Article 11, and if that party intends to seek indemnification with respect thereto under this Article 11, the party seeking indemnification (the "Indemnitee") will promptly notify the indemnifying party (the "Indemnifying Party") of such claim. The Indemnifying Party will defend, negotiate and settle such claim, and the Indemnitee will cooperate with the Indemnifying Party in connection therewith. The Indemnitee may participate in the defense of any claim with counsel of its own choice and at its own expense. Neither party will settle or compromise any such claim without the other party's prior written consent, which consent will not be unreasonably withheld. The indemnity agreement in this Article 11 will not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Failure of the Indemnitee to deliver notice to the Indemnifying Party within a reasonable time after becoming aware of a claim will not relieve the Indemnifying Party of any liability to the Indemnitee pursuant to this Article 11, except to the extent such delay prejudices the Indemnifying Party's ability to defend such claim.

        12.3    Insurance.

        Each party will maintain during the term of this Agreement and for [***] thereafter, at its own expense, (i) commercial general liability insurance, including contractual liability coverage, with a minimum limit of [***] per occurrence and [***] annual aggregate; (ii) property insurance to cover [***] and (iii) statutory workers' compensation coverage as required by law.

ARTICLE 13

TERM AND TERMINATION

        13.1    Term.

        This Agreement will be effective as of the Effective Date, and unless sooner terminated as provided herein, will continue in effect until December 31, 2005 if the US NDA is filed in 2003, and otherwise until December 31, 2006; provided, however, that, so long as an Extension Event continues to exist, until December 31, 2009, LILLY may, in its sole discretion, extend the term of this Agreement for consecutive two-year periods by providing ISIS with written notice of such extension at least 6 months prior to the then scheduled expiration date of this Agreement. The term of this Agreement may be further extended by mutual written agreement of the parties.

        13.2    Termination by Either Party.

        This Agreement may be terminated with written notice by either party at any time during the term of this Agreement:

        (a)  if the other party is in breach of its material obligations hereunder and has not cured such breach within [***] after written notice requesting cure of the breach has been given; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [***] cure period will be tolled until such time as the dispute is resolved pursuant to Section 14.6; or

        (b)  upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other party or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] of the filing thereof.

        13.3    Termination For Event of Default or Change of Control.

        (a)  LILLY may terminate this Agreement if an Event of Default has occurred under the Loan Agreement that has not been cured within [***] of its occurrence.

        (b)  In the event of an ISIS Change of Control, LILLY may either (i) continue this Agreement with the entity surviving the ISIS Change of Control, or (ii) terminate this Agreement, provided that any Firm Orders (and any obligations directly related thereto under this Agreement) existing at the time of such termination will survive.

        13.4    Termination of Development and License Agreement.

        This Agreement will automatically terminate in the event the Development and License Agreement is terminated for any reason.

        13.5    Payment of Outstanding Debts.

        Upon expiration or termination of this Agreement for whatever reason, LILLY and ISIS will settle all outstanding invoices or monies owed to the other party in accordance with the terms of this Agreement.

        13.6    Effect of Termination or Expiration.

        (a)  If this Agreement is terminated by LILLY pursuant to Section 13.2(a) or 13.3(a), all orders will be automatically cancelled and ISIS will terminate the Manufacture of API as soon as practicable. LILLY will have the option but not the obligation to (i) purchase all quantities of API stored at ISIS by paying the API Clinical Supply Price or the API Commercial Supply Price, as applicable, as provided in Section 5.1, and (ii) undertake the Manufacture of API or seek a third party to do such Manufacture. If LILLY undertakes to Manufacture or have Manufactured API, then ISIS will continue the transfer of technology pursuant to Article 6 on an expedited basis, at LILLY's expense.

        (b)  If this Agreement is terminated by LILLY pursuant to Section 13.2(b), LILLY (i) will purchase all quantities of API stored at ISIS by paying the API Clinical Supply Price or the API Commercial Supply Price, as applicable, as provided in Section 5.1, and (ii) will have the right to undertake the Manufacture of API or seek a third party to do such Manufacture. If LILLY undertakes to Manufacture or have Manufactured API, then ISIS will continue the transfer of technology pursuant to Article 6 on an expedited basis, at LILLY's expense.

        (c)  If this Agreement is terminated by ISIS pursuant to Section 13.2(a), ISIS will have the option but not the obligation to supply under all outstanding quantities set forth in the most recent Firm Order at the API Clinical Supply Price or the API Commercial Supply Price, as applicable. If ISIS elects to so supply, LILLY's payment obligations relating thereto including, without limitation, those set forth in Section 5.1 will continue to apply until all outstanding obligations of LILLY to ISIS are fulfilled. If LILLY undertakes to Manufacture or have Manufactured API, then ISIS will continue the transfer of technology pursuant to Article 6 at LILLY's expense.

        (d)  If this Agreement is terminated pursuant to Section 13.4, all outstanding quantities of API set forth in the most recent Firm Order will be automatically cancelled and ISIS will terminate the Manufacture of API as soon as practicable. In addition, LILLY will be responsible for all other Manufacturing costs associated with API pursuant to Section 5.1 at the time of termination. Notwithstanding the foregoing, ISIS will use its best efforts to mitigate any costs payable by LILLY under this Section 13.5(d).

        (e)  If this Agreement expires pursuant to Section 13.1, LILLY will purchase all API ordered by LILLY during the term of this Agreement. ISIS will Deliver such API in accordance with Section 5.2.

ARTICLE 14

DAMAGE LIMITATIONS

        EXCEPT AS EXPRESSLY CONTAINED HEREIN, IN NO EVENT WILL EITHER PARTY HERETO, OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY OR SUCH OTHER PARTY'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, COSTS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) SUFFERED OR INCURRED BY THE OTHER PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, ARISING FROM THIS AGREEMENT.

ARTICLE 15

MISCELLANEOUS

        15.1    Force Majeure.

        Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God. The affected party will notify the other party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

        15.2    Assignment.

        This Agreement will inure to the benefit and be binding upon each party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee will assume all obligations of its assignor under the Agreement. Any attempted assignment not in accordance with this Section 15.2 will be void.

        15.3    Severability.

        In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

        15.4    Notices.

        All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to ISIS, to:	Isis Pharmaceuticals, Inc. Carlsbad Research Center 2292 Faraday Avenue Carlsbad, CA 92008 Attention: Executive Vice President Fax No.: (760) 931-9639 E-Mail: lparshall@isisph.com
with a copy to:	Attention: General Counsel Fax No.: (760) 603-3820 E-Mail: gbryce@isisph.com
if to LILLY, to:	Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attention: Affinitac Product Team Leader Fax No.: (317) 277-5912 E-Mail: bpaterson@lilly.com
with a copy to:	Attention: General Counsel Fax No.: (317) 433-3000 E-Mail: rok@lilly.com or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile or electronic mail on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

        15.5    Governing Law.

        This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

        15.6    Dispute Resolution; Oversight Committee.

        The parties recognize that disputes may from time to time arise between the parties during the term of this Agreement. In the event of such a dispute, either party, by written notice to the other party, may have such dispute referred to the Oversight Committee, the function of which is to attempt resolution of any disputes arising under this Agreement by good faith negotiations. The Oversight Committee will endeavor to resolve such disputes within 30 days after such notice is received. The Oversight Committee will be comprised of two designated executive officers (or their successors), one from each party. Said designated officers are as follows:

For ISIS:	Chief Executive Officer
For LILLY:	Executive Vice President

In the event the Oversight Committee is unable to reach consensus, LILLY's Executive Vice President will have final decision-making authority

        15.7    Remedies.

        In the event the parties are unable to resolve any disputes hereunder pursuant to the dispute resolution measures provided herein, each party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

        15.8    Entire Agreement.

        This Agreement, the Development and License Agreement and the Loan Agreement contain the entire understanding of the parties with respect to the license, development and commercialization of Products containing API and the Manufacture and supply of API. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement, the Development and License Agreement and the Loan Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto. The Confidentiality and Publicity Provisions of Article 4 of the Development and License Agreement are expressly incorporated herein and made a part hereof by reference.

        15.9    Headings.

        The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

        15.10    Independent Contractors.

        It is expressly agreed that ISIS and LILLY will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither ISIS nor LILLY will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other party.

        15.11    Waiver.

        The waiver by either party hereto of any right hereunder, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        15.12    Counterparts.

        The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        15.13    Waiver of Rule of Construction.

        Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.

        15.14    Survival.

        Sections 4.8, 5.1 (b) and (c), 5.5, 5.6, 11, 12, 13, 14, 15 will survive the termination of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ELI LILLY AND COMPANY		ISIS PHARMACEUTICALS, INC.
By:	/s/ CHARLES E. GOLDEN	By:	/s/ B. LYNNE PARSHALL
Name:	Charles E. Golden	Name:	B. Lynne Parshall
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President & CFO

EXHIBIT 1

Definitions

        1.1  "Affiliate" with respect to either party means any person, organization, corporation or other business entity (collectively, "Person") controlling, controlled by, or under common control with such party. For purposes of this definition, "control" refers to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

        1.2  "Agency" means the U.S. Food and Drug Administration. In the event LILLY provides written notice to ISIS that LILLY intends to conduct Development Program activities outside of the United States, the term "Agency" will mean with respect to such activities outside the United States the Regulatory Authority (as defined below) of the country specified in such notice involved in granting any approvals relating to such Development Program activities.

        1.3  "Annual Capacity" has the meaning set forth in Section 3.1(d).

        1.4  "API" means the bulk drug substance ISIS 3521 Manufactured under this Agreement and meeting the API Specifications.

        1.5  "API Clinical Supply Price" means [***] of the API Supply Cost.

        1.6  "API Commercial Supply Price" means [***]

        1.7  "API Specification" will mean the specification comprising methods, tests and acceptance criteria or release limits of API, which may be amended from time to time by the MWG. The current API Specification will be included in the MRD. API Specification will also include a deviation from the then current MRD as long as such deviation has been accepted by the MRB.

        1.8  "API Supply Cost" means the cost of Manufacture of API described in Exhibit 4.

        1.9  "Calendar Quarter" means each successive period of three (3) months commencing on January 1, April 1, July 1, and October 1, and ending, respectively, on March 31, June 30, September 30, and December 31. For purposes of forecasting and placing orders hereunder, the first quarter in any forecast is the first Calendar Quarter, or part of a calendar Quarter, included in that forecast.

        1.10 "Calendar Year" means each successive period of 12 months commencing on January 1 and ending on December 31.

        1.11 "cGMP" means the current good manufacturing practices described in Q7A ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients and 21 CFR Parts 210 et seq. as applicable to the Manufacture of API in the U.S., as are in effect on the Effective Date or as may subsequently be modified or supplemented. In the event LILLY provides written notice to ISIS that LILLY intends to conduct the Development Program activities in countries outside of the United States, the term "cGMP" will also include corresponding good manufacturing practices in such countries, provided that to the extent any conflict exists between cGMP applicable in the U.S. and in such countries, the cGMP of the U.S. will apply, unless the parties agree otherwise as provided in Section 4.1, 4.3, 4.6 and 8.2.

        1.12 "Clinical Product" means a formulated pharmaceutical product containing API in finished form used to conduct clinical trials.

        1.13 "Commercial Product" means a formulated pharmaceutical product containing API for all uses after the first Marketing Approval for the Product, except as noted in Section 5.1(a).

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        1.14 "Combination Product" means any pharmaceutical product that comprises the API and at least one other active compound(s) and/or ingredients. All references to Product (including Clinical Product and Commercial Product) in this Agreement will be deemed to include Combination Product.

        1.15 "Dedicated Facility" means the Manufacturing facility to be built by ISIS for the purposes of manufacturing the API in satisfaction of this Agreement.

        1.16 "Deliver" or "Delivery" means the delivery of API by ISIS to the carrier pursuant to Section 5.2. ISIS will ship API to LILLY or a third party, as directed by LILLY.

        1.17 "Designated Representative" means an individual identified by either party to be their primary contact for activities under this Agreement.

        1.18 "Development and License Agreement" means the agreement for the development and commercialization of ISIS 3521 entered into by ISIS and LILLY on August 14, 2001.

        1.19 "Development Plan" means the plan for the development of ISIS 3521 attached as Exhibit C to the Development and License Agreement.

        1.20 "Development Program" means the activities undertaken by ISIS and LILLY as set forth in the Development Plan.

        1.21 "Extension Event" means either [***]

        1.22 "Facilities" means the Dedicated Facility and the ISIS Facility.

        1.23 "Firm Order" has the meaning set forth in Section 3.1(b).

        1.24 "FTE" means the equivalent of the scientific or technical work of at least a total of [***] hours per year on or directly related to the Manufacture, the Technology Transfer, CMC activities or any other activities contemplated under this Agreement, carried out by a qualified employee or Temporary Employee. Scientific or technical work can include, but is not limited to, [***] As used in this definition "Temporary Employee" means an employee hired for a limited period of time and whose total compensation cost is equivalent in cost to an ISIS employee's compensation and benefits package at an equivalent level.

        1.25 [***]

        1.26 "ISIS 3521" means the phosphorothioate oligodeoxyribonucleotide that targets human protein kinase C disclosed and claimed (as SEQ ID NO 2) in U.S. Patent No. 5,703,054.

        1.27 "ISIS Change of Control" will occur if (a) ISIS consolidates or merges with, or into, any Lilly Competitor, winds up or dissolves (or suffers any liquidation or dissolution) or sells, leases, or otherwise transfers (in one transaction or a series of transactions) all or substantially all of its assets to a Lilly Competitor, or (b) the surviving entity of such transaction does not succeeds to all rights, duties and obligations of ISIS under this Agreement and the Loan Agreement. "Lilly Competitor" means a market or technological competitor of LILLY that has a market capitalization equal of at least [***] of the market capitalization of LILLY at the time of the transaction described above.

        1.28 "ISIS Facility" means the Manufacturing facilities of ISIS located at 2282 Faraday Avenue, Carlsbad, California that is not the Dedicated Facility.

        1.29 "ISIS FTE Rate" means [***]

        1.30 "JDC" means the joint development committee established under the Development and License Agreement.

        1.31 "JVAA Study" means the Phase III clinical trial conducted by ISIS that is ongoing as of the Effective Date, as further described in the Development Plan.

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        1.32 "Legal Requirements" has the meaning set forth in Section 4.7.

        1.33 "Loan Agreement" means that certain Loan Agreement between LILLY and ISIS of even date herewith.

        1.34 "Manufacture" or "Manufactured" or "Manufacturing" means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, packaging and shipping of API under this Agreement.

        1.35 "Manufacturing Process" means the process steps set forth in master batch records for ISIS 3521 in the version existing as of the Original Effective Date, including reasonable minor variants and extensions of process steps thereof.

        1.36 "Manufacturing Technology" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes controlled by ISIS as of the Original Effective Date which are necessary for performing the Manufacturing Process.

        1.37 "Manufacturing Working Group" or "MWG" has the meaning set forth in Section 4.3 herein.

        1.38 "Materials Review Board" or "MRB" has the meaning set forth in Section 5.3(b) herein.

        1.39 "Marketing Approval" means the act of a Regulatory Authority necessary for the marketing and sale of the Product in a country or regulatory jurisdiction, including, without limitation, the approval of the NDA by the FDA.

        1.40 "MRD" means the Manufacturing Responsibilities Document for the supply of Commercial Product that includes key contacts, supply chain diagrams, forecasting processes, the details of shipping and receiving, and a process for informing ISIS of the batch numbers and expiration date of Product referencing the batch numbers of API contained therein.

        1.41 "NDA" means a new drug application or other application filed with the FDA to obtain approval for marketing a Product in the United States, or any future equivalent process.

        1.42 "Out-of-Pocket Expenses" means reasonable costs, other than labor costs, that are directly related to the activities outlined in the Development Plan and this Agreement, including, but not limited to, costs of travel, supplies, outside services, contractors and consultants.

        1.43 "Original Effective Date" means August 29, 2001.

        1.44 "Oversight Committee" has the meaning set forth in Section 14.6 herein.

        1.45 "Product" means preparation(s) containing API for the treatment of cancer in humans, including Clinical Product, Commercial Product, and Combination Product.

        1.46 "Quality Agreement" has the meaning set forth in Section 4.4.

        1.47 "Raw Materials" means any raw materials intended for use in the Manufacture of the Product, including those that may not appear in or remain a part of the Product.

        1.48 "Registrations" means the technical, medical and scientific licenses, registrations, authorizations and/or approvals of API or Product (including, without limitation, IND, DMF, NDA or other prerequisite manufacturing approvals or authorizations, and marketing authorization based upon such approvals or authorizations) that are required by any national, supranational (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, as amended or supplemented from time to time.

        1.49 "Regulatory Authority" means any applicable government regulatory authority involved in granting approvals for the marketing, and/or pricing of a Product worldwide, including without

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limitation, in the United States, the Food and Drug Administration ("FDA"), and any successor government authority having substantially the same function, and foreign equivalents thereof.

        1.50 "Regulatory Approval" means the act of a Regulatory Authority necessary for the Manufacture of Product in a country or regulatory jurisdiction.

        1.51 "Release Technology" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes controlled by ISIS as of the Original Effective Date regarding Clinical Product release.

        1.52 "Rolling Production Forecast" has the meaning set forth in Section 3.1(b) herein.

        1.53 "Technology Transfer" has the meaning set forth in Section 6.4 herein.

        1.54 "Technology Transfer Team" has the meaning set forth in Section 6.1 herein.

        1.55 "Technology Transfer Term" means the time period following the Effective Date, as determined by the Technology Transfer Team, during which the Technology Transfer will take place.

        1.56 "Uncontrollable Event" means either [***]

        1.57 "Validation" means cGMP validation of the Dedicated Facility as required for LILLY Third Party Supply Services Quality Control sign off of demonstration and validation lots.

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EXHIBIT 2

MANUFACTURING CAPACITY OF ISIS

QUARTERLY CAPACITY FOR API
(AS-IS DRUG)

Capacity Level	Capacity (Kg)	Prepayment Amount
0	[***]
A
B
C

[***]

        Starting January 2003, and annually thereafter, the MWG will calculate and set the Prepayment Amounts to be inserted in the table above. The Prepayment Amounts will be calculated by [***]

        As part of ISIS' approved annual operating plan, this Exhibit 2 will be updated to reflect material changes in the Manufacturing Capacity. ISIS agrees that its staffing levels will be consistent with the capacity level forecasted in the current Rolling Production Forecast, taking into consideration recent, current and forecasted production.

EXHIBIT 3

ISIS CMC ACTIVITIES*

        Tasks to be completed in the CMC area in support of the ISIS 3521 marketing applications:

        [***]

EXHIBIT 4

CALCULATION OF API SUPPLY COST

        [***]

EXHIBIT 5

        [***]

QuickLinks

  Exhibit 10.1
REVISED AND RESTATED ISIS 3521 SUPPLY AGREEMENT